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EXHIBIT 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
RH Holding Company, Inc.	California
BMK Services, Inc.	California
BMK Resources, Inc.	California
Robert Half of California, Inc.	California
Cooperative Resources, Inc.	California
Golden State Temporaries, Inc.	California
RHI Staffing, Inc.	California
TM Holdings, Inc.	California
Robert Half of Texas G.P. Ltd.	Delaware
XYZ-II, Inc.	Delaware
Atlantic Temporaries, Inc.	Delaware
Jersey Temporaries, Inc.	Delaware
Protiviti Inc.	Delaware
Protiviti Holdings Inc.	Delaware
Robert Half Incorporated	Florida
R-H International Advertising Fund, Inc.	Florida
OfficeTeam Inc.	Louisiana
Robert Half Corporation	Nevada
Robert Half Nevada Staff, Inc.	Nevada
Robert Half of Pennsylvania, Inc.	Pennsylvania
Monarch Staffing, L.P. (a limited partnership)	Texas
Texas Temp Limited Partnership	Texas
RHT, L.P. (a limited partnership)	Texas
Robert Half Australia Pty. Ltd.	Australia
RHI Belgium S.A./N.V.	Belgium
Robert Half Belgium S.A./N.V.	Belgium
Robert Half Canada Inc.	Canada
Protiviti Co.	Canada
Robert Half Czech Republic, s.r.o.	Czech Republic
Protiviti S.A.S.	France
Robert Half France S.A.	France
RHI Interim, SARL	France
Robert Half S.A.	France
Robert Half Ireland Limited	Ireland
Robert Half Deutschland Beteiligungsgesellschaft mbH	Germany
Robert Half Deutschland GmbH & Co. KG	Germany
Protiviti S.r.l.	Italy
Robert Half S.r.l.	Italy
Protiviti Japan Co., Ltd.	Japan
Robert Half New Zealand Limited	New Zealand
Protiviti Pte. Ltd.	Singapore
Robert Half Limited	United Kingdom
Accountemps UK Limited	United Kingdom
Protiviti Limited	United Kingdom

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  EXHIBIT 21
LIST OF SUBSIDIARIES